Exhibit 19.1

Insider Trading Policy
Effective May 23, 2023

Summary

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Equity Bancshares, Inc. and all subsidiaries (the “Company”) as well all affiliated persons. Insider trading occurs when any person purchases or sells a security while in possession of insider information relating to the security. As explained below, inside information is information that is both material and non-public. Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil and criminal fines. Violation of this Insider Trading Policy (this “Policy”) may result in Company-imposed sanctions, including removal or dismissal for cause.

This Policy applies to all corporate officers (“Officers”), members of the board of directors (“Directors”) and employees (“Employees”) of the Company. Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. The Policy extends to all activities within and outside an individual’s Company duties. Every officer, director and employee must review and acknowledge receipt of this Policy annually. Questions regarding the Policy should be directed to the Chief Financial Officer (“Insider Trading Compliance Officer”).

Statement of Policies Prohibiting Insider Trading

No Officer, Director or Employee shall purchase, sell or gift any type of security while in possession of material non-public information relating to any security, whether the issuer of such security is the Company or any other company.

Additionally, no Officer, Director or Employee listed on Appendix I (collectively, “Covered Persons”) shall purchase, sell or gift any security of the Company during the period beginning on the 10th calendar day before the end of the calendar quarter and ending upon the completion of the second full trading day after the public release of earnings data for such quarter or during any other trading suspension period declared by the Company. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading.

These prohibitions do not apply to:

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exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a matter permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company’s securities, and therefore would not qualify under this exception);
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purchases of the Company’s securities in the Company’s employee stock purchase plan resulting from an employee’s periodic contribution of money to the plan pursuant to the election that an employee made at the time of his or her enrollment in the plan. This Policy also does not apply to purchases of the Company’s securities resulting from lump sum contributions to the plan, provided that the employee elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to an employee’s election to participate in the plan for any enrollment period, and to any sales of the Company’s securities purchased pursuant to the plan; or
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purchases or sales of the Company’s securities made pursuant to an Approved Rule 10b5-1 Trading Plan adopted in accordance with the terms of this Policy described below.

No Officer, Director or Employee shall directly or indirectly communicate (or “tip”) material non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

Explanation of Insider Trading

“Insider trading” refers to the purchase, sale or gift of a security while in possession of “material,” “non-public” information relating to the security or its issuer.

“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:

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trading by insiders while in possession of material non-public information related to the security;

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trading by persons other than insiders while in possession of material non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
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communicating or tipping material non-public information to others, including recommending the purchase, sale or gift of a security while in possession of such information.

What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information about corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers or dispositions; important business developments, such as entry into or loss of significant contracts; management or control changes; significant financing developments including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: When in doubt, do not trade.

What is Non-Public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, or Associated Press, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the SEC that are available on the SEC’s web site.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.

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Who is an Insider?

“Insiders” include officers, directors and employees of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material non-public information relating to the company’s securities. All officers, directors and employees of the Company should consider themselves insiders with respect to material non-public information about the Company’s business, activities and securities. Officers, directors and employees may not trade in the Company’s securities while in possession of material non-public information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

Trading by Persons Other than Insiders:

Insiders may be liable for communicating or tipping material non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Penalties for Engaging in Insider Trading:

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission (“SEC”) and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority.

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Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

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SEC administrative sanctions;
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securities industry self-regulatory organization sanctions;
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civil injunctions;
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damage awards to private plaintiffs;
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disgorgement of all profits;
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civil fines for the violator of up to three times the amount of profit gained or loss avoided;
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civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided by the violator;
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criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
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jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.

Size of the Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material non-public information. The SEC aggressively investigates even small insider trading violations.

Examples of Insider Trading

Examples of insider trading cases include actions brought against corporate officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

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The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires companies subject to the Exchange Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

Statement of Procedures Preventing Insider Trading

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.

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Pre-Clearance of All Trades by All Officers, Directors and Certain Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, the exercise of stock options, the sale of Company stock issued upon exercise of stock options and gifts of the Company’s securities) by any Covered Person must be pre-cleared by the Company’s Insider Trading Compliance Officer. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules.

A request for pre-clearance may be oral or in writing (including without limitation by e-mail), should be made at in advance of the proposed transaction and should include the identity of the Covered Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or options to be involved. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the Insider Trading Compliance Officer (or the General Counsel, in the case of the Insider Trading Compliance Officer or persons or entities subject to this policy as a result of their relationship with the Insider Trading Compliance Officer). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Covered Person becomes aware of material non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

Black-Out Periods

Additionally, no Covered Person shall purchase, sell or gift any security of the Company during the period beginning on the 10th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the first full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described previously.

From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or other material developments concerning the Company) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities subject to the exceptions noted above. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

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Post-Termination Transactions

With the exception of the pre-clearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If an individual is in possession of material non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

Approved Rule 10b5-1 Trading Plans

The trading restrictions under this Policy do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (“Rule 10b5-1”) under the Exchange Act (an “Approved Rule 10b5-1 Trading Plan”) that meets the following requirements:

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it has been reviewed and approved by the Insider Trading Compliance Officer at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Insider Trading Compliance Officer at least five days in advance of being entered into);

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it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B) under the Exchange Act, and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers (as defined in Rule 16a-1(f) under the Exchange Act), the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the trading plan under Rule 10b5-1; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the trading plan under Rule 10b5-1was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the trading plan under Rule 10b5-1. This required cooling-off period will apply to the entry into a new trading plan under Rule 10b5-1and any revision or modification of any trading plan under Rule 10b5-1;

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it is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not aware of any material non-public information about the security or the Company; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;

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it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material

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non-public information about the Company; or it expressly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions;

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it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)); and

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it otherwise complies with the requirements of Rule 10b5-1(c).

No Approved Rule 10b5-1 Trading Plan may be adopted during a black-out period.

The Company and the Company’s officers and directors must make certain disclosures in SEC filings concerning trading plan under Rule 10b5-1. Officers and directors of the Company must undertake to provide any information requested by the Company regarding any trading plan under Rule 10b5-1for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Trading Plans, please contact the Insider Trading Compliance Officer . You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved Rule 10b5-1 Trading Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved Rule 10b5-1 Trading Plan without the prior review and approval of the Insider Trading Compliance Officer as described above.

Additional Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities:

Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the Exchange Act absolutely prohibits Section 16 reporting persons from making short sales of the

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Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the officer, director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, all hedging transactions, including but not limited to short sales, puts, calls, collars, swaps, forward sales contracts or other derivative securities involving the Company’s equity securities are prohibited by this Policy.

Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy.

Pledging the Company’s securities as collateral to secure loans can pose a risk to the investments of outside shareholders because the pledged position may be forced to sell the stock to meet a margin call. Depending on the amount of pledged stock, the forced sale may negatively impact the Company’s stock price and violate other parts of this Policy. This Policy prohibits our directors, officers and employees from pledging Company securities as collateral for loans unless approved by our Insider Trading Compliance Officer. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities). We expect exceptions to this prohibition to be limited in scope.

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Director and Executive Officer Cashless Exercises

The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price, (iii) the director or officer uses a cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer, and (iv) the director or officer otherwise complies with this Policy. Questions about cashless exercises should be directed to the Insider Trading Compliance Officer.

Partnership Distributions

Nothing in this Policy is intended to limit the ability of a private equity partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

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Appendix I:
Individuals Subject to Quarterly Trading Black-Outs

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Section 16 filers
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Holding Company and Bank Directors
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Finance and accounting personnel
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Members of Asset/Liability Committee
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Members of Disclosure Committee
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Any other personnel as determined from time to time by the Chief Executive Officer, Chief Financial Officer or the General Counsel

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